Exhibit 10.6

AMENDMENT NO. 1

TO EMPLOYMENT AGREEMENT

AMENDMENT NO. 1, dated August 9, 2013, to that certain Employment Agreement, dated as of November 10, 2010 (the employment agreement as amended hereinafter referred to as the “Employment Agreement”), by and between Hi-Tech Pharmacal Co., Inc. (the “Corporation”) and Reuben Seltzer (the “Executive”).

WHEREAS, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto have agreed to amend the Employment Agreement as hereinafter set forth.

NOW, THEREFORE, the parties hereto mutually agree as follows:

1.           All capitalized terms used herein but not defined herein shall have the meaning ascribed to them in the Employment Agreement.

2.           Executive’s title shall be changed from “Vice Chairman – Business Development” to “Executive Vice Chairman.” Executive shall also be named the “Executive Chairman of ECR Pharmaceuticals Co., Inc.,” the Corporation’s wholly owned subsidiary. In each instance where Executive’s title is referenced, it shall be deemed to read “Executive Vice Chairman of the Corporation and Executive Chairman of ECR Pharmaceuticals Co., Inc.” In furtherance of the foregoing, Section 2 of the Employment Agreement is hereby deleted and replaced in its entirety with the following:

“Section 2. Duties. Executive shall serve as Executive Vice Chairman of the Corporation and Executive Chairman of ECR Pharmaceuticals Co., Inc., the Corporation’s wholly owned subsidiary, and shall properly perform such duties as may be assigned to him from time to time by the Chief Executive Officer and/or Board of Directors of the Corporation. If requested by the Corporation, Executive shall serve on any committee of the Board of Directors without additional compensation. During the term of this Agreement, Executive shall devote substantially all of his available business time to the performance of his duties hereunder at the Corporation’s facility at Amityville, New York unless otherwise authorized by the Board of Directors.”

3.           Section 3 of the Employment Agreement is hereby deleted and replaced in its entirety with the following:

“Section 3. Term of Employment. The term of this Employment Agreement shall continue until April 30, 2016 and shall automatically renew for successive one year terms unless terminated by the Corporation upon six (6) months’ advance written notice to Executive of the Corporation’s decision not to renew the Agreement, or by Executive, upon thirty (30) days advance written notice to the Corporation, or unless earlier terminated pursuant to the provisions of Section 5 hereof.”

1

4.           Section 4.1 of the Employment Agreement is hereby deleted and replaced in its entirety with the following:

“4.1. Compensation. As compensation for his services hereunder the Corporation shall pay Executive an annual base salary (“Base Salary”) equal to $500,000 ($9,615.38 per week) for the period May 1, 2013 through April 30, 2014. The Base Salary shall be payable weekly less such deductions as shall be required to be withheld by applicable law and regulations. Commencing on May 1, 2014 and for each fiscal year thereafter during the term of this Agreement, Executive shall be paid a Base Salary equal to the sum of (a) the Base Salary for the immediately preceding year and (b) an amount determined by multiplying the Base Salary in effect for the immediately preceding year by five (5%) percent. The increased Base Salary thereby established shall continue in effect and for all purposes of this Agreement be defined as Base Salary during the term of this Agreement until again adjusted as hereinabove provided.”

5.           A new Section 12.9 is hereby added to the Employment Agreement as follows:

“12.9    Section 409A. The parties intend for the payments and benefits under this Agreement to be exempt from Section 409A of the Internal Revenue Code (“Section 409A”) or, if not so exempt, to be paid or provided in a manner which complies with the requirements of such section, and intend that this Agreement shall be construed and administered in accordance with such intention. Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. All in-kind benefits, reimbursements, and tax-gross-ups (if any) to be provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Internal Revenue Code, including, where applicable, the requirements that (x) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (y) the reimbursement of an eligible expense or payment of a tax gross-up will be made no later than the last day of the calendar year following the year in which the expense is incurred or the tax is remitted to the taxing authority, and (z) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, (i) no amounts payable under this Agreement to the Executive on termination of employment shall be paid until the Executive would be considered to have incurred a separation from service from the Corporation within the meaning of Section 409A and (ii) amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the Applicable Period (as defined below) shall instead be paid on the first business day after the expiration of the Applicable Period, with interest from the date such amounts would otherwise have been paid at the short-term applicable federal rate, compounded semi-annually, as determined under Section 1274 of the Internal Revenue Code of 1986, as amended, for the month in which payment would have been made but for the delay in payment required to avoid the imposition of an additional rate of tax on the Executive under Section 409A. The “Applicable Period” shall be the period commencing on the Executive's separation from service and ending on the date that is six months following the Executive's separation from service.”

2

6.           Except as modified by this Amendment No. 1, in all other respects the Employment Agreement remains unchanged and in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 to the Employment Agreement as of the date set forth above.

HI-TECH PHARMACAL CO., INC.

By:	/s/ David Seltzer
David Seltzer, President
Dated: August 9, 2013

/s/ Reuben Seltzer
REUBEN SELTZER
Dated: August 9, 2013

3